CONSULTING AGREEMENT

     This Consulting Agreement ("Agreement") is effective as of December 20, 2006 between PowerOne Capital Markets Limited, a Canadian company located at 130 King Street West, Suite 2810, P.O. Box 47, Toronto, Ontario Canada M5X 1A9 (“PowerOne” or “Consultant”), and Brockton Capital Corp., a BC corporation located at 604-750 West Pender Vancouver BC V6C 2T7(“Brockton,” “Client” or the “Company”), in connection with the rendering by PowerOne to BROCKTON of consulting services, as described herein below, for and in consideration of the compensation described.

     WHEREAS, BROCKTON is a publicly traded company on the OTCBB, and desires to retain PowerOne to perform certain consulting services as described herein and PowerOne is willing to render and provide such service to the Company.

     THEREFORE, in consideration of the mutual agreements and covenants set forth in this Agreement, and intending to be legally bound hereby, the parties agree as follows:

     1. Engagement of Consultant. The Company hereby engages and retains Consultant to render to the Company the consulting services (the “Consulting Services”) described in paragraph 2 hereof for the period commencing on the date this Agreement is executed by both parties and ending four months thereafter (the "Consulting Period").

     2. Description of Consulting Services. The Consulting Services rendered by Consultant hereunder shall consist of consultations with management of the Company as such management may from time to time require during the consulting period. Such consultation with management shall be with respect to, business growth and development, including mergers and acquisitions, and general business consultation. The Consulting Services may include the Company's relationship with the financial community and its securities holders, assisting in the sourcing of capital financing.

     3. Extent of Consulting Services. Client agrees that, during reasonable periods of time prior to and during which Client is deemed to be in the process of raising capital and/or offering securities, as defined under the Act, PowerOne will suspend its consulting services to the extent such consulting services may affect the market price of Client’s securities.

     4. Compensation For Consulting Services. The Company shall pay to the Consultant and/or assigns as instructed by Consultant for the Consulting Services rendered hereunder a cash sum equal to 8% of shares or units that are participated in by either Powerone or their contacts as well as 10% in units or share commission issued under the same conditions as the participants of private placements.

     5. Compensation of Out-of-Pocket Expenses. The Company shall be responsible for reimbursing Consultant for reasonable, accountable, out-of-pocket expenses incurred in performing the services provided in this Agreement. Such reimbursement would be in addition to any compensation for services as provided herein above and would be payable in cash, unless otherwise agreed among the parties, within 60 days after receipt of an invoice from Consultant. Any expenses in excess of $250.00 in any calendar month for which Consultant would be entitled to receive reimbursement would require advance written approval by the Company. The cost of all travel including airline ticketing, hotel accommodations and other related travel costs shall, at the election of Consultant, be prepaid by the Company. The Company shall be responsible for the fees of accountants, outside legal counsel, other advisors and other services requested by the Company when pursuing a transaction.

     6. Nonexclusivity of Consultants Undertakings. The Company expressly understands and agrees that Consultant shall not be prevented or barred from rendering services of the same nature as or a similar nature to those described in this Agreement, or of any nature whatsoever, for or on behalf of any person, firm, corporation, or entity other than the Company. Company understands and accepts that Consultant is currently providing consulting services to other private and public companies and will continue to do so during the term of this Agreement. Company also understands and accepts that Consultant will seek new clients to provide its consulting services to during the term of this Agreement.

     7. Termination of Relationship. This Agreement shall, unless sooner terminated as provided herein below, continue until for the duration of the Consulting Period as defined in paragraph 1 herein above. Such term shall be renewed upon mutual agreement of the parties. Either Consultant or the Company may terminate this Agreement with or without cause upon sixty (60) days written notice to the other.

     In the event of Termination, Consultant shall be entitled to accrued fees and expense reimbursements and options vested prior to the termination of this Agreement. Further, in the event of Termination, Consultant shall be entitled to the cash compensation for the month that the 60th day of the notice of Termination falls. The Consultant Options that have vested through such 60th day are deemed earned by Consultant.

     8. Miscellaneous.

     A. Notices. Any notice or other communication required or permitted by any provision of this Agreement shall be in writing and shall be deemed to have been given or served for all purposes if delivered personally or sent by registered or certified mail, return receipt requested, postage prepaid, addressed to the parties at the addresses first set forth above.

     B. Entire Agreement. This Agreement constitutes the entire agreement between the parties relating to the subject matter of this Agreement and supersedes all prior discussions between the parties. There are no terms, obligations, covenants, express or implied warranties, representations, statements or conditions other than those set forth in this Agreement. No variations or modification of this Agreement or waiver of any of its terms or provisions shall be valid unless in writing and signed by both parties.

     C. Amendment. This Agreement shall not be modified or amended except by written agreement of the parties hereto.

     D. Governing Law. Each of the provisions of this Agreement shall be governed by and construed and enforced in accordance with the laws of the Province of British Columbia

     E. Counterpart. This Agreement may be executed in any number of counterparts, all of which shall be considered one and the same agreement.

     F. Delay; Partial Exercise. No failure or delay by any party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

     G. Severability. Should any part of the Agreement for any reason be declared invalid or unenforceable, such decision shall not affect the validity or enforceability of any remaining portion, which remaining portion shall remain in force and effect as if this Agreement had been executed with the invalid or unenforceable portion thereof eliminated and it is hereby declared the intention of the parties hereto that they would have executed the remaining portion of this Agreement without including therein any such part, parts or portion which may, for any reason, be hereafter declared invalid or unenforceable. Should any material term of this Agreement be in conflict any laws or regulations, the parties shall in good faith attempt to negotiate a lawful modification of this Agreement which will preserve, to the greatest extent possible, the original expectation of the parties.

     H. Arbitration. Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by arbitration in Denver, Colorado in accordance with the rules of the American Arbitration Association, and the judgment upon the award rendered may be entered in any court having jurisdiction thereon.

     In witness whereof, the undersigned parties hereto have executed this Agreement on the dates set forth opposite their respective signatures.

Dated: Dec 20, 2007	Brockton Capital Corp.

By: /s/ signed

PowerOne Capital Markets Limited

Dated: Dec 31, 2007	By: /s/ Albert Contard
Print Name & Title: Albert Contard
Vice-President, Corporate Finance